UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2017

TriplePoint Venture Growth BDC Corp.

(Exact name of registrant as specified in its charter)

Maryland	814-01044	46-3082016
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

TriplePoint Venture Growth BDC Corp. 2755 Sand Hill Road, Suite 150 Menlo Park, California	94025
(Address of principal executive offices)	(Zip Code)

(650) 854-2090

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01	Other Events.

On July 11, 2017, TriplePoint Venture Growth BDC Corp. (the “Company”) announced certain preliminary information regarding its portfolio and credit facility activity since the quarter ended March 31, 2017.

Recent Portfolio Activity

During the second quarter of 2017, the direct origination platform of TriplePoint Capital LLC (“TPC”) entered into $143.9 million of non-binding term sheets with venture growth stage companies, all of which are subject to completion of due diligence and definitive documentation and investment committee approval, and are subject to TPC’s allocation policy.

During the second quarter of 2017, the Company closed $106.0 million in new debt commitments to three venture growth stage companies and funded $56.9 million in debt investments to six companies and $1.0 million in equity investments to one company. The Company received $22.5 million of debt principal repayments and $27.0 million of debt prepayments from two companies as a result of previously announced acquisitions, $40.0 million of debt prepayments from two companies as a result of closing equity rounds of financing, and $40.0 million of debt prepayments from one company as a result of a refinancing.

From July 1, 2017 through July 10, 2017, the Company received $1.8 million of debt prepayments from one company.

Borrowings Under the Company’s Credit Facility

As of the end of the second quarter of 2017, the Company had $60.0 million in outstanding borrowings under its Credit Facility.

As of July 10, 2017, the Company had no outstanding borrowings under its Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TriplePoint Venture Growth BDC Corp.

By:	/s/ James P. Labe
Name:	James P. Labe
Title:	Chief Executive Officer

Date: July 11, 2017